UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  2)*

Gaiam, Inc.
(Name of Issuer)
Class A Common Stock, $1.00 par value per share
(Title of Class of Securities)
36268Q103
(CUSIP Number)

December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[  ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 36268Q103	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 593,565
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 593,565
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 593,565
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%
12	TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No. 36268Q103	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 1354037 Ontario Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 593,565
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 593,565
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 593,565
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 36268Q103	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 319,065
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 319,065
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 319,065
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.7%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Arrow Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 94,200
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 94,200
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 94,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): The Goodwood Capital Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 72,300
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 72,300
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 72,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Fund 2.0 Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 108,000
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 108,000
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 108,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 628088 BC Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 13,508
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 13,508
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 13,508
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Ont 1411547 Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 100
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 100
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 36268Q103	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Peter H. Puccetti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 593,565
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 593,565
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 593,565
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 36268Q103	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): J. Cameron MacDonald
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF	5	SOLE VOTING POWER 15,108
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 601,365
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 15,108
WITH	8	SHARED DISPOSITIVE POWER 601,365
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 616,473
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 36268Q103	13G	Page 12 of 19 Pages

Item 1.

(a)	Name of Issuer:

Gaiam, Inc.

(b)	Address of Issuer's Principal Executive Offices:

833 W. South Boulder Road, Louisville, CO 80027-2452

Item 2.

(a)	Name of Person Filing:

This statement is being filed by (i) Goodwood Fund (“Fund”) with respect to class A shares of common stock, $1.00 par value per share (“Shares”), of the Issuer beneficially owned by it; (ii) Arrow Goodwood Fund (“Arrow”) with respect to Shares beneficially owned by it; (iii) The Goodwood Capital Fund (“Capital Fund”) with respect to Shares beneficially owned by it; (iv) Goodwood Fund 2.0 Ltd. (“2.0”) with respect to Shares beneficially owned by it; (v) Goodwood Inc. (“Goodwood”) with respect to Shares beneficially owned by Fund, Arrow, Capital Fund and 2.0; (vi) 1354037 Ontario Inc. (“Ontario”) with respect to Shares beneficially owned by Goodwood; (vii) Peter H. Puccetti (“Puccetti”) with respect to Shares beneficially owned by Ontario, (viii) 628088 BC Ltd. (“BC”) with respect to Shares beneficially owned by it and (ix) Ont 1411547 Ltd (“ON”) with respect to Shares beneficially owned by it and (x) J. Cameron MacDonald (“MacDonald”) with respect to Shares beneficially owned by Ontario BC, ON, his wife and himself.  Each of Goodwood, Ontario, Puccetti and MacDonald disclaims beneficial ownership of the securities covered by this statement (except 9,300 Shares with respect to MacDonald).

(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of Fund, Capital Fund, Arrow, Goodwood, BC, ON, Ontario, Puccetti and MacDonald is 212 King Street West, Suite 201, Toronto, Canada M5H 1K5.  The principal business address of 2.0 is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Grand Cayman, Cayman Islands.

(c)	Citizenship:

Each of Fund, Arrow and Capital Fund is a Canadian mutual fund trust and 2.0 is a Cayman Islands limited liability company.  Each of Puccetti and MacDonald is a Canadian citizen.  Each of Ontario and Goodwood is an Ontario corporation.  BC is a British Columbia limited liability company.  ON is an Ontario corporation.

(d)	Title of Class of Securities:

Class A Common Stock, $1.00 par value per share.

(e)	CUSIP Number:

36268Q103

Item 3.

Goodwood is a registered investment adviser.

Item 4.	Ownership

The percentages used herein are calculated based upon the 18,625,855 Shares issued and outstanding as of November 7, 2008, as reported on the Issuer’s Quarterly Report on Form 10-Q with respect to the fiscal year  ended September 30, 2008, as filed with the Securities and Exchange Commission.

CUSIP No. 36268Q103	13G	Page 13 of 19 Pages

As of April 4, 2007:

1.	Goodwood Inc.
(a)	Amount beneficially owned: 593,565
(b)	Percent of class: 3.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 593,565
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 593,565

2.	1354037 Ontario Inc.
(a)	Amount beneficially owned: 593,565
(b)	Percent of class: 3.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 593,565
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 593,565

3.	Goodwood Fund
(a)	Amount beneficially owned: 319,065
(b)	Percent of class: 1.7%
(c)	(i) Sole power to vote or direct the vote: 319,065
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 319,065
(iv)	Shared power to dispose or direct the disposition: 0

4.	Arrow Goodwood Fund
(a)	Amount beneficially owned: 94,200
(b)	Percent of class: 0.5%
(c)	(i) Sole power to vote or direct the vote: 94,200
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 94,200
(iv)	Shared power to dispose or direct the disposition: 0

5.	The Goodwood Capital Fund
(a)	Amount beneficially owned: 72,300
(b)	Percent of class: 0.4%
(c)	(i) Sole power to vote or direct the vote: 72,300
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 72,300
(iv)	Shared power to dispose or direct the disposition: 0

6.	Goodwood Fund 2.0 Ltd.
(a)	Amount beneficially owned: 108,000
(b)	Percent of class: 0.6%
(c)	(i) Sole power to vote or direct the vote: 108,000
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 108,000
(iv)	Shared power to dispose or direct the disposition: 0

7.	628088 BC Ltd.
(a)	Amount beneficially owned: 13,508
(b)	Percent of class: Less than 0.1%
(c)	(i) Sole power to vote or direct the vote: 13,508
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 13,508
(iv)	Shared power to dispose or direct the disposition: 0

CUSIP No. 36268Q103	13G	Page 14 of 19 Pages

8.	Ont 1411547 Ltd.
(a)	Amount beneficially owned: 100
(b)	Percent of class: less than 0.1%
(c)	(i) Sole power to vote or direct the vote: 100
(ii)	Shared power to vote or direct the vote: 0
(iii)	Sole power to dispose or direct the disposition: 100
(iv)	Shared power to dispose or direct the disposition: 0

9.	Peter H. Puccetti
(a)	Amount beneficially owned: 593,565
(b)	Percent of class: 3.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 593,565
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 593,565

10.	J. Cameron MacDonald
(a)	Amount beneficially owned: 616,473
(b)	Percent of class: 3.3%
(c)	(i) Sole power to vote or direct the vote: 15,108
(ii)	Shared power to vote or direct the vote: 601,365
(iii)	Sole power to dispose or direct the disposition: 15,108
(iv)	Shared power to dispose or direct the disposition: 601,365

_____________________

Goodwood does not directly own any Shares.  Rather, Goodwood is the sole investment manager of each of Fund, Arrow, Capital Fund and 2.0.  Ontario Inc. owns all of the capital stock of Goodwood.  Puccetti and MacDonald control Ontario.  MacDonald owns all of the capital stock of ON.  MacDonald directs the investments of BC.

Item 5.	Ownership Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

CUSIP No. 36268Q103	13G	Page 15 of 19 Pages

Item 10.	Certification

By signing below the signatory certifies that, to be best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 36268Q103	13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2009

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

CUSIP No. 36268Q103	13G	Page 17 of 19 Pages

ONT 1411547 LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald

CUSIP No. 36268Q103	13G	Page 18 of 19 Pages

EXHIBIT A

AGREEMENT
JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned’s ownership of securities of Gaiam, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 2009

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

CUSIP No. 36268Q103	13G	Page 19 of 19 Pages

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

ONT 1411547 LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald